Exhibit 4.14

FIRST AMENDMENT TO WARRANT AGREEMENT

This FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is dated as of February 14, 2014, between DAYBREAK OIL AND GAS, INC., a Washington corporation with its chief executive offices located at 601 W. Main Ave., Suite 1017, Spokane, Washington 99201 (the “Company”), and MAXIMILIAN INVESTORS LLC, a Delaware limited liability company with an address of 152 West 57th Street, 54th Floor, New York, New York 10019 (together with any successors or assigns, the “Subscriber”).

W I T N E S S E T H:

WHEREAS, the Company and the Subscriber entered into that certain Warrant Agreement dated as of August 28, 2013 (the “Original Warrant”), pursuant to which the Company issued a three (3) year warrant to the Subscriber to purchase shares of the Company’s common stock, $0.001 par value (the “Common Stock”), on the terms and conditions set forth therein.

WHEREAS, the Company and Subscriber now desire to amend the Original Warrant and enter into the other agreements, as set forth herein.

WHEREAS, capitalized terms used and not defined herein have the meanings given to them in the Original Warrant.

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Section 1 of the Original Warrant is hereby amended and restated in its entirety as follows:

“1.

Grant.  The Subscriber is hereby granted the right to purchase, at any time from the date hereof until 5:00 P.M., New York City time, on the date which is three (3) years from the date hereof (the “Warrant Exercise Term”), up to a number of shares of Common Stock (the “Shares”) equal to the Warrant Percentage (as defined below) of the Fully Diluted Shares of Common Stock of the Company (as defined below), subject to the limitations in this Section 1, at an exercise price (subject to adjustment as provided in paragraph 6 hereof) equal to $0.10 per share (the “Exercise Price”).  For purposes of this Warrant, the “Warrant Percentage” shall mean nine and ninety-nine one-hundredths percent (9.99%), subject to the penultimate sentence of this Section 1.  As used herein, the term “Fully Diluted Shares of Common Stock of the Company” means the aggregate number of shares of Common Stock outstanding on a pro forma basis on the date hereof after giving effect to the exercise of all options and warrants and the conversion of all convertible Preferred Stock and convertible debt outstanding on the date hereof all as set forth on the capitalization schedule provided by the Company (the “Pro Forma Cap Table”).  Notwithstanding anything to the contrary set forth in this Warrant, the Subscriber shall not be permitted to purchase Shares pursuant to this Warrant to the extent that, following such purchase, the Subscriber would be being deemed to be the “beneficial owner” (as such term is defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended) of more than nine and ninety-nine one-hundredths percent (9.99%) of the Company’s outstanding Common Stock.  The foregoing restriction may not be waived by either party.”

2.

Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company and the Subscriber inure to the benefit of their respective successors and assigns hereunder.

3.

Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New York with respect to contracts made and to be wholly performed in said State and for all purposes shall be construed in accordance with the laws of said State without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction.

4.

Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.

DAYBREAK OIL AND GAS, INC., a Washington corporation

By:	/s/ JAMES F. WESTMORELAND
Name: James F. Westmoreland
Title: President and Chief Executive Officer

MAXIMILIAN INVESTORS LLC, a Delaware limited liability company, as “Subscriber”

By:	/s/ ROBERT LEVY
Name: Robert Maximilian Levy
Title: Portfolio Manager